Exhibit 10.18

November 19, 2014

Mr. Bret Schwartzhoff

Dear Bret:

Apollo Endosurgery, Inc. (“Apollo” or the “Company”) is extremely pleased to provide an offer of employment with our company in the position of Vice President, US Sales. This offer letter supersedes all other communications verbal or written.  We expect that your employment as a full-time employee with the Company will start on or about Monday, December 15, 2014, subject to your approval of the terms hereof.

As a Vice President, US Sales, you will report to Apollo’s President and Chief Commercial Officer and you shall have duties and authority as are customarily performed by a Vice President, US Sales of a company similar in size and business as Apollo Endosurgery. You will be responsible for working in adherence to Apollo’s quality systems including completing new hire training within 90 days of employment and additional training within the timelines and standards of Apollo’s training policies. Your responsibilities may be adjusted from time to time.

As a full-time Apollo employee, you will receive the following:

Salary: Upon employment, you will receive a starting salary of $10,625.00 per pay period (before applicable withholding and taxes) as your base salary to be paid on the Company’s regular paydays on a semi-monthly basis.

Annual Bonus: You will be eligible to receive an annual bonus of up to 35% (at target) of your then current base salary, payable in accordance with the Company’s standard policies and practices. Your annual bonus will be based upon mutually agreed upon milestones and other relevant criteria; however, the decision of whether or not such criteria have been achieved will be at the sole discretion of the CEO and Board of Directors.  Please note that the determination to pay annual bonuses each year is solely within the discretion of the Board of Directors of the Company.

For the 2015-2016 period, in addition to your target bonus of 35%, you will be eligible for additional bonus amounts up to $145,000, based on the achievement of specific US revenues targets for 2015 and 2016 as defined below.  You must be employed in good standing at the time the payment is scheduled to be eligible to receive the following bonus amounts.

Target 1:  If January - June 2015 US revenues are $31M or more, a bonus of $40,000 will be paid in August 2015.

Target 2:  If July-December 2015 US revenues are $35M or more, a bonus of $40,000 will be paid in February 2016.

Target 3:  If January — June 2016 US revenues are $41M or more, a bonus payment of $40,000 will be paid in August 2016.

Additional Payment:  If any 2 of the 3 targets listed above are met, an additional payment of $25,000 will be paid in August 2016.

One-Time Bonus Guarantee:  The Company will pay you $35,000 as a one-time bonus no later than March 31, 2015.  You must be actively employed on March 31, 2015 to receive this bonus payment.

Signing Bonus: The Company shall pay you a sign-on bonus of $55,000, before applicable taxes, within the first month of your hire date.  In the event you voluntarily terminate your employment with the Company within the first six months of the date your employment commences, 100% of the total bonus amount is due back to the Company.  In the event you voluntarily terminate employment with the Company within the first twelve months, the bonus payment due back to the Company will be prorated based on the number of full months employed.

Employment Stock Options:  You will be granted an Incentive Stock Option to purchase 400,000 shares of Company Common Stock, subject to Board of Director approval.  The granting of these options will be governed by the Company’s 2006 Stock Option Plan and an option agreement, which the Company will provide you upon request or when you receive your grant.  These documents will govern and control your options and any stock issued upon exercise of your options.  You should look to these documents for a complete description of the option’s terms, but, to summarize, the exercise price of your options will be equal to the fair market value per share of Company’s Common Stock on the date of grant, as determined by Company’s Board of Directors, and your options, after the initial vesting of 25% of the shares subject to the option at the one year anniversary of the date of your employment, will vest thereafter in equal monthly installments over thirty-six (36) months, based on continued employment.

Upon a Change in Control event as defined in 12b of the Company’s 2006 Stock Option Plan, no less than 50% of all unvested and unexercised options shall immediately vest and become exercisable.

Vacation:  You will be eligible for the Company’s vacation plan which provides that you accumulate 10 hours of vacation day per month.  Per the company’s policies, you will be entitled to ten (10) days of sick time per calendar year, which will not carry over to the next calendar year, prorated based on date of hire.

Health Care Plan and Other Benefits.  You will be entitled to participate in the Company’s health care plan and all of the other Company standard benefits on the first of the month following your start date.

Travel and Other Expenses:  You will be entitled to reimbursement by the Company for all reasonable travel, lodging, and other expenses actually incurred in connection with the performance of your duties, against receipts or other appropriate written evidence of such expenditures as required by the appropriate United States Internal Revenue Service regulations and our Company’s standard policies and practices.

The Company requires all job candidates to undergo screening for the presence of illegal drugs as a condition for employment. Any candidate with positive test results will be denied employment at that time. In the event that employment commences prior to the Company receiving the drug test results, it is the understanding of the employee and the Company that the employee will be immediately discharged in the event of a positive result. In addition, the Company requires all candidates to complete a standard criminal background check as a condition of employment.

You will be required to execute the Company’s standard Invention, Confidential Information and Non-Competition Agreement.

For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company will be terminated.

Your employment relationship with Apollo will be what is called “at will.”  That is, even after accepting this employment offer, you will have the right to quit at any time, and the Company will have the right to end your employment relationship with the Company for any reason, with or without cause, or for no reason.  Of course we hope everything works out for the best, but the Company wants to make sure that you understand that nothing in this letter or in any Company policy or statement (including any other written or verbal statements made to you during negotiations about working at Apollo) is intended to or does create anything but an at will employment relationship.  Only the Company’s Board of Directors may modify your at-will employment status, or guarantee that you will be employed for a specific period of time.  Such modification must be in writing, approved by the Board of Directors, and signed by an authorized Company representative.

You agree that you will not use in the performance of your duties, nor disclose to any Apollo employee, any confidential information or trade secrets of any former employer or other person which would violate your legal obligations to those parties.  Performance of your duties at Apollo will only require information and knowledge which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Apollo.

The terms and conditions of the offer reflected will remain open until the earlier of the execution of this letter and the Invention, Confidential Information and Non-Competition Agreement or until the close of business on Monday, December 1, 2014, unless revoked before then by the Company.  Upon execution, this letter, together with the Invention, Confidential Information and Non-Competition Agreement, contains the entire agreement among the parties relating to your proposed employment with the Company and supersedes any previous agreements, including consulting agreements, communications or offers of any kind, written or verbal, between the parties.

Bret, we believe that you will make a significant contribution to the success of the Company and are very eager to have you join our team.

Sincerely,

Mary League
Human Resources Director

Accepted and agreed:

Bret R. Schwartzhoff
Employee Name - printed

/s/ Bret R. Schwartzhoff
Employee Name - signature

Date:	11/23/14